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March 19, 2002

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

     Re:  Temporary Note 3T to Article 3 of Regulation S-X
          BayCorp Holdings, Ltd.
          2001 10-K filed on March 25, 2002
          Commission File No. 0-12527
          ------------------------------------------------

Dear Sir or Madam:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X as promulgated by the Commission, Baycorp Holdings, Ltd. states herewith that as of March 19, 2002, Arthur Andersen has represented to BayCorp that the 2001 audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.




                                  Very truly yours,

                                  /s/ Frank W. Getman Jr.

                                  Frank W. Getman Jr.
                                  President
                                  Chief Executive Officer